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                                                                    Exhibit 4(e)

                                 FIFTH AMENDMENT
                                       TO
                                RIGHTS AGREEMENT


                  THIS FIFTH AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is entered into as of October 28, 1998, between OGLEBAY NORTON COMPANY, a Delaware corporation (the "Company"), and NATIONAL CITY BANK, as Rights Agent (the "Rights Agent"). This Amendment modifies and amends the Amended and Restated Rights Agreement, dated as of February 22, 1989, between the Company and the Rights Agent, as amended to date (as amended, the "Rights Agreement").

                  IN CONSIDERATION OF the premises and mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

                  1. DELETION OF SECTION 1(h). Section 1(h) of the Rights Agreement, the definition of "Continuing Director", is deleted. All provisions in the Rights Agreement requiring a determination, concurrence, approval, or other action by Continuing Directors are amended to require a determination, concurrence, approval, or other action by the Board of Directors of the Company.

                  2. AMENDMENT OF SECTION 23(a). Section 23(a) of the Rights Agreement is amended to read as follows:

                  "(a) The Board of Directors of the Company may, at its option, at any time prior to 5:00 p.m., Cleveland time, on the earlier of the close of business on (i) the tenth calendar day following the Shares Acquisition Date, or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.05 per Right appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable pursuant to Section 11(a)(ii) prior to the expiration of the Company's right of redemption pursuant to this Section 23(a)."

                  3. AMENDMENT OF SECTION 26. Section 26 of the Rights Agreement is amended to read as follows:

                  "Section 26. SUPPLEMENTS AND AMENDMENTS. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity,
         (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or (iii) prior to the close of business on the tenth calendar day following the Shares Acquisition Date, to change or supplement the provisions hereunder which the Company may deem to be in the

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         interests of the Company and its stockholders. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment unless the Rights Agent determines in good faith that such supplement or amendment would adversely affect its interests under this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."

                  4. EFFECTIVENESS. This Amendment shall be deemed to be in force and effective as of the date hereof. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

                  5.  MISCELLANEOUS.

                  (a) This Amendment shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns.

                  (b) Unless otherwise defined herein, each of the defined terms used herein shall have the same meaning given to it in the Rights Agreement.

                  (c) This Amendment shall be deemed to be a contract made under the substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the substantive laws of that State applicable to contracts made and to be performed entirely within that State.

                  IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                                        OGLEBAY NORTON COMPANY

                                        By: \s\ Rochelle F. Walk
                                           -------------------------
                                           Name:  Rochelle F. Walk
                                           Title:  Secretary

                                        NATIONAL CITY BANK
                                        As Rights Agent

                                        By: \s\ Marlayna J. Miller
                                           -------------------------
                                           Name:  Marlayna J. Miller
                                           Title:  Assistant Vice President



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